FIRST AMENDMENT OF
FMC TECHNOLOGIES, INC. EMPLOYEES’ RETIREMENT PROGRAM
PART II UNION HOURLY EMPLOYEES’ RETIREMENT PLAN
WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Employees’ Retirement Program Part II Union Hourly Employees’ Retirement Plan, as amended and restated effective January 1, 2013 (the “Plan”);
WHEREAS, the Company now deems it necessary and desirable to amend the Plan to (a) offer a one-time lump sum election to certain eligible Participants during a window period and (b) raise the mandatory cashout threshold to $5,000 and provide for a corresponding automatic rollover provision; and
WHEREAS, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;
NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Company under Section 11.1 Plan Amendment or Termination of the Plan, the Plan is hereby amended as follows, effective September 1, 2014:

1.	Effective as of September 1, 2014, Section 3.7 is hereby added to the Plan to read as follows:
3.7    2014 LUMP SUM OPTION WINDOW
The purpose of this Section 3.7 is to modify the provisions of the Plan to offer a one-time lump-sum election to Qualifying Participants during a window period. The provisions of this Section 3.7 shall apply only to persons who meet the requirements of a “Qualifying Participant.”
(a)Definitions. In addition to the definitions in Article I of the Plan, the following definitions shall apply for purposes of this Section 3.7:

(1)The term “Qualifying Participant” shall mean a Participant (A) who can be located by the Company by September 26, 2014, after a diligent search, who terminated employment with the Company or an Affiliate on or before April 30, 2014 with a vested accrued benefit and who has not been subsequently rehired by the Company or an Affiliate, (B) who is not currently receiving a benefit from the Plan as of September 26, 2014, (C) who is not scheduled to commence payment of his benefit from the Plan on or before October 1, 2014, (D) who is not age 70 ½ or older as of September 26, 2014, (E) who is not eligible as of September 26, 2014 to receive disability payments under the Long-Term Disability Plan for Employees of FMC Technologies, Inc., and (F) who is not a Beneficiary. Additionally, alternate payees of Participants whose benefit is subject to a qualified domestic relations order (as defined under Section 12.3 of the Plan) filed with the Employer before May 1, 2014 shall be deemed Qualifying Participants.

(2)The term “Benefit Election Window” shall mean the special election period during which Qualifying Participants may elect to receive payment or commence to receive payment of their vested accrued benefit, either as an annuity or as a lump-sum payment, even if such Qualifying Participant has not reached age 55 and is not eligible for immediate commencement of his accrued benefit other than for the provisions of this Section 3.7. The Benefit Election Window shall begin on September 26, 2014 and shall expire on October 30, 2014; provided however, that any Qualifying Participant who makes an election to receive payment or commence to receive payment pursuant to the Benefit Election Window shall have until December 1, 2014 to revoke any such election by contacting the Plan Administrator.

(3)The term “Special Benefit Election” shall mean the valid election made by a Qualifying Participant to receive or commence to receive his or her vested accrued benefit pursuant to the Benefit Election Window.

(4)Any Qualifying Participant who makes a valid Special Benefit Election shall have an Annuity Starting Date of December 1, 2014 (the “Limited Benefit Election Annuity Starting Date”).

(b)Calculation and Distribution of Benefits. For any Qualifying Participant who makes a valid Special Benefit Election, the following provisions will apply in determining his or her benefits during this Benefit Election Window:

(1)For Participants who have not yet attained age 55 as of December 1, 2014, the single life annuity will be equal to the Actuarial Equivalent of the accrued benefit payable at Normal Retirement Date. For Participants who have attained age 55 by December 1, 2014, the single life annuity will be equal to the amount determined using the Plan’s early retirement factors set forth in Section 3.2 and the applicable Supplement of the Plan (as applicable).

(2)The single life annuity may be converted into an optional benefit available under Section 6.2 or the applicable Supplement of the Plan. The optional form of benefit will be the Actuarial Equivalent of the single life annuity.

(3)A Qualifying Participant may elect to receive his accrued benefit as an immediate single lump sum payment, but only during the Benefit Election Window. The lump sum optional form of payment will be equal to the Present Value of the Normal Retirement Benefit, determined using factors based on the applicable interest rate and applicable mortality table as defined under Article I of the Plan. For Participants who have attained age 55 as of December 1, 2014, the lump sum optional form of payment cannot be less than the Present Value of the Participant’s single life annuity payable at December 1, 2014, determined using factors based on the applicable interest rate and applicable mortality table as defined under Article I or the applicable Supplement of the Plan.

(4)Any lump sum paid under this Section shall be deemed an eligible rollover distribution under Section 12.10 of the Plan, but only to the extent permitted by Section 401(a)(9) of the Internal Revenue Code.

(5)A Qualifying Participant’s benefit must be definitely determinable based on the data available to the Plan Administrator as of December 1, 2014, in order to be paid in accordance with the Benefit Election Window provisions set forth in this Section 3.7.

(6)Notwithstanding the above, all forms of payment included in this Benefit Election Window shall exclude the portion of the accrued benefit accrued under the Plan as of November 30, 1985 (to the extent funded by the Aetna nonparticipating annuity contract or the Prudential nonparticipating annuity contract).

(c)Death Benefit.

(1)If a Qualifying Participant’s death occurs prior to September 26, 2014, and he is eligible for a death benefit payable pursuant to the provisions of Article VII of the Plan, the benefit shall be paid in accordance with such provisions.

(2)If a Qualifying Participant’s death occurs on or after September 26, 2014, and such Qualifying Participant did not elect the Special Benefit Election, any death benefit for which he is eligible will be paid pursuant to the provisions of Article VII of the Plan.

(3)If a Qualifying Participant’s death occurs on or after September 26, 2014, and such Qualifying Participant had timely and properly elected the Special Benefit Election hereunder to receive his accrued benefit, but did not receive such benefit as of the date of his death, the benefit so elected will be paid to such Qualifying Participant’s spouse, beneficiary, or estate in accordance with the following:

(A)Lump Sum Payment: If the Qualifying Participant elected to receive his accrued benefit in the form of a lump sum payment and the Qualifying Participant has a spouse, the lump sum payment shall be made to the spouse or beneficiary properly designated pursuant to Section 12.4 of the Plan. If such Qualifying Participant does not have a spouse, the lump sum payment shall be made to the beneficiary. If such Qualifying Participant does not have a spouse or beneficiary, the lump sum payment shall be made to the Qualifying Participant’s estate.

(B)Annuity: If the Qualifying Participant elected to receive his benefit in the form of an annuity, payment of the Special Election Benefit shall be made under the terms of the annuity elected.

(C)For purposes of this Section 3.7, a spouse shall be the individual to whom the Qualifying Participant is married on September 26, 2014. Further, the beneficiary shall be as defined by Section 401(a)(9)(E) of the Internal Revenue Code.

2.	Effective September 1, 2014, Section 12.8 of the Plan is hereby amended to add the following to the end thereto to read as follows:

12.8
Effective September 1, 2014, if the lump sum Actuarial Equivalent value of a Normal, Early, or Deferred Retirement Benefit under Article III, Termination Benefit under Article IV, or Survivor’s Benefit under Article VII, excluding any previously annuitized Aetna or Prudential nonparticipating annuity, is equal to $5,000, or less, such amount shall be paid in a lump sum as soon as administratively practicable following the Participant’s retirement, termination of employment or death. However, if the amount to be distributed is more than $1,000 and the Participant does not elect to have such distribution paid directly to an “eligible retirement plan” specified by the Participant in a direct rollover (in accordance with the direct rollover provisions of the Plan) or to receive the distribution directly, then the Administrator shall pay the distribution in a direct rollover to an individual retirement plan designated by the Administrator.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 14th day of November, 2014.

FMC Technologies, Inc.

By: /s/ Maryann T. Seaman
Its: Executive Vice President & CFO